Exhibit # (10)C

                   CHANGE IN CONTROL AGREEMENT

     THIS AGREEMENT, made and entered into this       day of
          , 1997, by and between FIRST NATIONAL BANK, a national banking association, with principal offices in Christiansburg, Virginia and FNB CORPORATION, a one-bank holding company organized and existing under the laws of the Commonwealth of Virginia which owns all of the outstanding stock of First National Bank (collectively "First National Bank" and "FNB Corporation" hereinafter referred to as "Employer" or "FNB"), and
                 , residing at
                             (sometimes hereinafter referred to as
"Employee").

                           WITNESSETH:
     WHEREAS, Employee has been a principal executive of Employer for a number of years, and in such capacity has developed an intimate and thorough knowledge of Employer's business methods, trade secrets, and operations, as well as personal relationships with key individual employees of Employer and other banks and companies with which Employer does business;

     WHEREAS, the retention of Employee's services for and on behalf of Employer and/or its subsidiaries, is of material importance to the preservation and enhancement of the value of Employer's business;

     WHEREAS, Employer recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Employer and its shareholders;

     WHEREAS, the Board of Directors of Employer (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Employer's management to their assigned duties without distraction by the possibility of a change of control; and

     WHEREAS, the Board believes it important, should Employer or its shareholders receive a proposal for transfer of control of Employer, that Employee be able to assess such proposal and advise the Board thereon, without being influenced by the uncertainties of Employee's own employment status.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, Employer and Employee do hereby agree as follows:

I. Change in Control

   1.1 For purposes of this Agreement, a "change in control" of Employer shall have occurred at such time as (a) the closing of a corporate reorganization in which the Bank becomes a subsidiary of a holding company, the majority of the common stock of which is owned by persons who did not own the majority of the common stock of FNB Corporation (or its successor) immediately prior to the reorganization; (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided that any person becoming a director subsequent to the date hereof whose nomination for election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board for purposes of this subsection; (c) the closing of the merger of Employer with or into another person; or (d) the closing of the sale, conveyance or other transfer of substantially all of the assets of Employer to another person.

     1.2 For purposes of this Agreement, the term "person" shall include any individual, corporation, partnership, group, association or other "person", as such term is used in section 14(d) of the Exchange Act, other than Employer, any entity in which the Employer owns a majority of the voting interest or any employee benefit plan(s) sponsored by Employer.

     1.3 In the event Employer completes an affiliation with any other institution in which there is a change in control and, as a result of the affiliation, the Employee occupies a position of less authority than the current position held under the terms of this Agreement and job
responsibilities less than                                            of FNB,
the Employee may elect to terminate employment under Section 2.2 of this Agreement and receive the compensation as provided in Section 3.1 hereof.

II.  Termination Following Change in Control

     2.1 Employer recognizes that a change in control as defined in Section I may directly affect the direction and philosophy of FNB. A change in control may also affect Employee's responsibilities and position with the Employer. Employee will be entitled to the compensation provided in subsection 3.1 of
Section III hereof, upon Employee's determination to terminate his employment with Employer or upon termination by Employer or upon termination by Employer of Employee's employment with Employer.

     2.2 Any termination by Employer or by Employee following a change in control shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto. Such Notice of Termination shall specify the date as of which employment shall terminate ("Date of Termination"), which Date of Termination shall not be more than sixty (60) days from the date of the Notice of Termination.

III. Compensation Upon Termination; Other Agreements

     3.1 If within twelve (12) months of the date after which a change in control of the Employer shall have occurred, as defined in Section I above, Employee's employment with Employer shall be terminated by the Employer or by Employee, then Employee shall be entitled, without regard to any contrary provisions of any Plan, to the following benefits:

          (A) For a period of twelve (12) months, commencing on the Date of Termination, Employer shall make provisions so that Employee's medical insurance benefits, life insurance and accident insurance plan coverage and all other welfare and retirement plan and fringe benefits associated with Employee's employment will continue to be on terms and at levels substantially the same as those existing on the day prior to the Date of Termination;

          (B) For a period of twelve (12) months, commencing on the Date of Termination, Employee shall receive the Annual Compensation theretofore received by Employee from Employer. Payment shall be made each month when the Employer's payroll is customarily paid unless Employee irrevocably elects to receive all salary compensation due hereunder in a lump sum which shall be paid within thirty (30) days of the Employee's election. Should Employee elect to receive a lump sum settlement instead of monthly payments, the amount payable shall be reduced to the present value of monthly payments by using the one year certificate of deposit rate then in effect at FNB. For purposes of this Agreement, "Annual Compensation" shall mean Employee's current annual base salary immediately preceding the change in control in accordance with
Section 3.1(a) hereof.

     3.2 The amount of any payment provided for in this Section III shall not be reduced, offset or subject to recovery by the Employer by reason of any compensation earned by Employee as a result of subsequent employment by another employer, other than compensation from employment with a banking institution located in any county in Virginia whose county seat lies within fifty (50) miles by highway from Christiansburg, Virginia earned within twelve (12) months after a change in control.

     3.3 Notwithstanding the other provisions of this Section III, should Employer terminate Employee for cause, no further compensation shall be paid to Employee after the Date of Termination. Otherwise, Employee shall be entitled to the full compensation provided for herein after his Termination, whether such Termination is initiated by Employee or Employer. For purposes of this subsection, the term "cause" shall mean personal dishonesty, incompetence, willful misconduct, willful breach of fiduciary duty, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order, willful or intentional breach or neglect of Employee's duties hereunder, persistent negligence, or misconduct in the performance of Employee's duties.

IV.  Successors; Binding Agreement

     4.1 This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Employer which shall result from a change in control of Employer as defined in Section I hereof. Employer shall require any such successor, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

     4.2 This Agreement shall inure to the benefit and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to Employee hereunder at the time of death of Employee, such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or the devisee's or legatee's designee; or if there be no such devisee, legatee or designee, to Employee's estate.

V.   Fees and Expenses

     5.1 Both Employer and the Employee covenant and agree that in the event of a breach or default of either party of any of the terms of this agreement, then the defaulting party shall reimburse the non-defaulting party for any and all legal expenses incurred to enforce the contract, including reasonable attorney's fees.

VI.  Taxes

     6.1 All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

VII. Survival

     7.1 The respective obligations of, and benefits accorded, Employer and Employee as provided in this Agreement shall survive termination of this Agreement.

VIII.     Notices

     8.1 For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth on the first page of this Agreement, provided that all notices to Employer shall be directed to the attention of the Chairman of the Board, or to such other addresses either party may have furnished to the other in writing in accordance herewith; except that notice of change of address shall be in effect only upon receipt.

IX.  Miscellaneous

     9.1 No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the Chairman of the Board or President of Employer (or highest ranking executive officer of FNB other than Employee, if applicable). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

X.   Validity

     10.1 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

XI.  Related Agreements

     11.1 To the extent that any provision of any other agreement between Employer or any of its subsidiaries and Employee shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

XII. Counterparts

     12.1 This Agreement may be executed in one or more counterparts which shall be construed together as one constituted agreement.

XIII.     Governing Law

     13.1 This Agreement shall be governed according to the laws of the Commonwealth of Virginia. Should either party bring suit to enforce the provisions hereof, Employer and Employee expressly consent to the exclusive jurisdiction and venue of the Circuit Court of Montgomery County, Virginia to resolve such dispute.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

                                          Employer:
                                          First National Bank

                                          Julian D. Hardy, President


                                          FNB Corporation


                                          Samuel H. Tollison, President


                                          Employee: